Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S U.S. APRIL SALES UP 25 PERCENT; FIFTH STRAIGHT MONTH FORD SALES HAVE INCREASED MORE THAN 20 PERCENT

● Ford, Lincoln and Mercury April sales totaled 162,996, up 25 percent versus year ago; retail sales were up 32 percent, and fleet sales were up 13 percent
●   Ford brand sales up 26 percent versus year ago, Lincoln up 22 percent and Mercury up 19 percent

●   Ford cars up 10 percent versus year ago, utilities up 33 percent and trucks up 38 percent

●   Ford Fusion, Escape, Flex and Transit Connect set sales records

●   Ford, Lincoln and Mercury year-to-date sales totaled 591,592, up 34 percent versus year ago

●   Ford gains retail market share for the 18th time in the last 19 months, as more buyers turn to Ford’s fresh lineup of high-quality, fuel-efficient vehicles

DEARBORN, Mich., May 3, 2010 – Ford continued to post strong sales and market share gains in April, with Ford, Lincoln and Mercury dealers delivering 162,996 new vehicles in April – a 25 percent increase versus a year ago. It marks the fifth month in a row Ford sales have increased more than 20 percent. Year-to-date sales totaled 591,592, up 34 percent.

In April, Ford retail sales were up 32 percent versus a year ago, and Ford gained retail market share for the 18th time in the last 19 months. Fleet sales were up 13 percent. Ford is benefiting from a fresh lineup of new, high-quality, fuel-efficient vehicles delivering industry-leading levels of safety and smart design.

“Customers are benefitting from our strong new product lineup,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service. “Our laser focus on quality and dependability is increasing Ford resale values at a higher rate than the overall industry, bringing real value to Ford customers at trade-in time and driving industry-leading customer satisfaction and higher market share.”

On average, resale values of Ford vehicles have increased 23 percent versus last year, outpacing the industry average by 4 percentage points, according to the latest North American Dealers Association auction data. Ford vehicles now have the fewest number of defects of any full-line manufacturer and the highest customer satisfaction with vehicle quality among all major automakers, according to a first quarter study by RDA Group of Bloomfield Hills, Mich.

Once again, sales were higher throughout Ford’s lineup in April – continuing a trend that began in December. Cars were up 10 percent versus a year ago, utilities were up 33 percent, and trucks were up 38 percent. Among brands, Ford sales were up 26 percent, Lincoln sales were up 22 percent and Mercury sales were up 19 percent.

Additional Sales Highlights
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Ford Fusion, Motor Trend’s Car of the Year, set an April sales record of 18,971, up 4 percent versus the previous record set last year. Fusion has set monthly sales records in 12 of the last 13 months, and sales have been up 13 months in a row. Mercury Milan sales were up 36 percent, its sixth consecutive monthly sales increase.

●	Ford Taurus sales totaled 6,166 in April, almost double year-ago levels (up 99 percent). Ford Focus sales were up 21 percent.
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With sales of 40,946, Ford’s F-Series posted a 42 percent sales increase in April. Ford’s leadership position in the truck market is strengthened by the arrival of the 2011 model F-Series Super Duty – the most capable, fuel-efficient heavy-duty pickup in the industry. In April, sales of the all-new 2011 Super Duty were more than double Ford’s plan for the month. F-Series has been America’s best-selling truck for 33 years in a row and best-selling vehicle (car or truck) for 28 years in a row. F-Series sales have increased five months in a row, and April’s increase was the largest.

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Utility vehicles also posted strong sales increases. Ford Escape set an April sales record of 19,146, up 41 percent. Ford Edge sales were up 18 percent (its seventh straight monthly increase), Ford Flex sales were a record for April and up 22 percent, and Mercury Mariner sales were up 24 percent (its fourth monthly increase in a row). Sales for traditional SUVs (Ford Explorer, Mercury Mountaineer, Ford Expedition and Lincoln Navigator) also were higher than a year ago.

●	Sales for Ford’s E-Series van (Econoline/Club Wagon) were up 15 percent versus a year ago. E-Series has been America’s best-selling full-size van for 31 years.
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Sales of the new Ford Transit Connect small commercial van totaled 2,229 in April – its highest sales month ever. ADT Security Services, the world’s largest electronic security provider, plans to place an order for 3,000 Transit Connects, representing half of its North American fleet. This move will save ADT an estimated $5.3 million annually in fuel costs while reducing carbon emissions. In a separate announcement, the city of Boston last week became the first municipality in America to approve the Transit Connect cab for taxi use. Meanwhile, the production of the battery-electric Transit Connect begins later this year.

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The company’s hybrid vehicles (Ford Fusion, Mercury Milan, Ford Escape and Mercury Mariner) posted sales of 2,726 in April, up 19 percent versus a year ago. Year-to-date, the company’s hybrid sales totaled 9,742, up 55 percent. Ford has sold approximately 130,000 hybrid vehicles in the U.S. and is America’s largest domestic hybrid company. In addition, Ford has sold more than 10,000 vehicles equipped with its V-6 EcoBoost engine technology.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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